Exhibit 99.1

Radian Releases Delinquency Data for June

Company exceeds $3 billion in new mortgage insurance business

Radian Asset pays annual dividend of $54 million to Radian Guaranty

PHILADELPHIA--(BUSINESS WIRE)--July 9, 2012--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today released data for primary mortgage insurance delinquencies for June 2012. These details may also be found on Radian’s website at http://www.radian.biz/page?name=NewsReleases.

The information below regarding new delinquencies and cures is reported to Radian from loan servicers. The accuracy of these reports may be affected by several factors, including the date on which the report is generated and by the timing of servicing transfers.

June 2012
Primary New Insurance Written (NIW) ($ in billions)	$3.08

Beginning Primary Delinquent Inventory (# of loans)	99,694
Plus: New Delinquencies	6,288
Less: Cures	(4,373)
Less: Paids (including those charged to a deductible or captive)	(1,697)
Less: Rescissions and Denials	(1,462)
Ending Primary Delinquent Inventory (# of loans)	98,450

The product mix of Radian’s NIW has continued to shift to an increased level of monthly premium business. Of the $8.35 billion in new business written in the second quarter, 67 percent was written with monthly premiums and 33 percent with single premiums. This compares to a mix of 64 percent monthly premiums and 36 percent single premiums in the first quarter of 2012, and 57 percent monthly premiums and 43 percent single premiums in the fourth quarter of 2011.

Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with cash infusions over time. In July, Radian Asset paid an ordinary dividend of $54 million to Radian Guaranty and expects to pay another dividend in 2013.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz